Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Dated October 24, 2019
Registration Statement No.333-233745

师董会

Global Mentor Board

Global Internet of People, Inc.

ViewTrade

Sole Book Running Manager

Forward-Looking Statements

师董会
Global Mentor Board

This presentation includes statements that are, or may be deemed, "forward-looking statements". In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the enterprise services and knowledge sharing markets in China, the prospects of our Member service and Enterprise service businesses as stated herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the registration statement on Form F-1 initially filed with the Securities and Exchange Commission (the "SEC") on September 13, 2019 as amended thereafter, for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law.

You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward-looking statements.

Free Writing Prospectus Statement

师董会
Global Mentor Board

This free writing prospectus relates to the proposed public offering of ordinary shares of Global Internet of People, Inc. (the "Company") and should be read together with the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1780731/000121390019021043/ff12019a2_globalinternet.htm.

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact ViewTrade Securities, Inc., via email: IB@viewtrade.com or standard mail at ViewTrade Securities, Inc., 7280 W. Palmetto Park Road, Suite 310, Boca Raton, Florida 33433, Attn: Prospectus Department, or contact Global Internet of People, Inc., via email: IR@sdh365.com.

Company Overview

师董会
Global Mentor Board

A knowledge sharing and enterprise service platform:

- Headquartered in Beijing and Shanghai, China
- Primarily focus on operation of a knowledge sharing and enterprise service platform via mobile application and through local centers
- As of September 2019, provided 1,352 Members and 5.37 million Users with Member Services and Enterprise Services in 51 local centers in 35 cities in China
- Number of Users: increased from 800K as of December 2017 to 5.37 million as of September 2019; number of Members: increased from 139 as of May 2016 to 1,352 as of September 2019
- Certified as a national high-tech enterprise, which affords Global Mentor Board (Beijing) Information Technology Co., Ltd. ("SDH") a favorable enterprise income tax rate of 15%


Revenue Breakdown (FY18)
0.06%
1.5%
5.86%
18.61%
39.00%
34.96%
Member Services
Enterprise Tailored Services
Enterprise Sponsorship Advertising Services
Enterprise Consulting Services
Online Services
Other Services

$13.5 Million
Revenue for FY18*

1,352 Members; 5.37 Million Users
as of September 2019

776 Experts
as of September 2019

505 Mentors
as of September 2019

2014
Started operation in 2014 and launched the knowledge sharing service platform on our mobile APP in 2016

* *FY ends December 31*

Industry Peers

师董会
Global Mentor Board

Market Participants	Year of Inception	Business Location	Business Positioning
Global Internet of People, Inc.	2014	The PRC	A knowlede sharing and enterprise service platform
ATIF Holdings Ltd. (NASDAQ:ATIF)	2015	The PRC	A provider of consulting and training services for enterprises
Dark Horse Venture (Beijing) Technology Co. Ltd. (SZSE:300688)	2008	The PRC	A provider of consulting and training services of entrepreneurship and innovation to entepreneurs and enterprises
IGet	2012	The PRC	A mobile APP operator of a knowledge sharing platform with a wide range of contents such as business administration, visual arts, sociology, humanity and practical skills
ZaiHang	2015	The PRC	A mobile APP operator providing a matchup platform to allow "one-to-one" conversations between industry experts and users
Zhihu	2010	The PRC	User generated and operated online community and live stream Q&A session service is also provided as a fee-charging service
Himalaya FM	2012	The PRC	The largest online user-generated content audio service provider in the PRC, enabling users to share their expertise and experience in specific areas through audio
Quora	2009	The USA	An online knowledge community providing knowledge quiz networking and services
Vistage	1957	The USA	The world's largest executive coaching organization for small and midside businesses

Milestone

师董会 Global Mentor Board

2014.12 — Global Mentor Board (Beijing) Information Technology Co., Ltd. ("SDH") incorporated, formerly known as Huatai Yihe

2016.5 — Engaged 100 Mentors, SDH APP launched

2016.7-11 — Organized several study tours in well-known enterprises such as Kweichow Moutai Group, Ningbo Shanshan Co. Ltd. etc.

2017.6 — Video program "Haiping's Meeting Room" debuted

2017.10 — Certified as High-Tech Enterprise and the registered users of SDH APP exceeded 500K

2017.12 — SDH APP downloaded by 800K users

2018.6-12 — GMB Regional Economic Accelerator and GMB Unicom Incubator launched

2019.9 — Users increased to 5.37M
Members increased to 1,352
Experts increased to 776
Mentors increased to 505
Each episode of "Haiping's Meeting Room" received 7 to 14 million visits

Corporate Structure


Global Internet of People, Inc.
Cayman Islands, 2019
100%
Global Mentor Board Information Technology Limited
Hong Kong, 2019
100%
Beijing Mentor Board Union Information Technology Co., Ltd. (WFOE) PRC, 2019
Contractual Arrangements
Global Mentor Board (Beijing) Information Technology Co., Ltd. PRC, 2014
100%
51%
51%
51%
51%
Global Mentor Board (Hangzhou) Technology Co., Ltd. PRC, 2017
Shidong(Beijing)Information Technology Co., Ltd. PRC, 2018
Shanghai Voice of Seedling Cultural Media Co.,Ltd. PRC, 2017
Global Mentor Board (Shanghai) Enterprise Management Consulting Co., Ltd. PRC, 2017
Linking (Shanghai) Network Technology Co., Ltd. PRC, 2017
60%
Mentor Board Voice of Seedling(Shanghai) Cultural Technology Co.,Ltd. PRC, 2018

Senior Leadership

师董会
Global Mentor Board



Haiping Hu

Chairman & CEO

- 20 years of experience as founder and executive and a well-known entrepreneur in China, nicknamed "General Hu Haiping on Horseback"
- CEO and Chairman of SDH since 2014
- CEO and Vice Chairman of Shanshan Holdings Co., Ltd from 2004 to 2018
- Since 2002, Shanshan Holdings Co., Ltd. has ranked among the top 500 Chinese companies in successive years
- BS in Chemical Automation and MS in Chemical Engineering from Zhejiang University.



Chao Liu

CFO

- CFO of the Company since 2019 and CFO of SDH since January 2016
- Head of the accounting department of Beijing Meanfang Institute of Physics and Technology, Beijing Meanfang Spectrum Technology Co., Ltd. and Beijing Zhongchuang Technology Co., Ltd. from 2012 to 2015
- Comptroller of Beijing Hongri Dongsheng Decoration Co., Ltd. and Beijing Sunshine Season Network Technology Company From 2008 to 2015
- Studied Finance at Beijing Language and Culture University and has a strong understanding of international accounting and tax policies



Haiwei Zuo

Director

- Director of the Company and Vice Chairman of SDH since December 2014
- Dean of Beijing Huatai Weiye Management Science and Technology Research Institute from 2013 to 2014
- CEO of Beijing Naked in Frontier Cultural Exchange Co., Ltd. from 2009 to 2013
- Studied Business Administration at China Agricultural University



Chenming Qi

COO

- COO and director of SDH since July 2017
- Vice President of the sales division of 360 Enterprise Security Group From 2014 to 2017
- Co-founder of Netgod Information Technology (Beijing) Co., Ltd and served as the VP of operations from June 2006 to May 2017
- Deputy general manager of Lenovo Information Security Division from April 2004 to June 2006
- Tianjin University with a MS in Precision Instrument Engineering

Independent Director Nominees

师董会 Global Mentor Board

Mr. John G. Nossiff

Independent Director Nominee

- Over 25 years of experience advising leadership teams of small to middle market, growth-stage organizations
- Founded the Nossiff Law Firm LLP and has served as the firm's managing partner since March 2007
- Served as an equity partner at Brown Rudnick LLP's Corporate and Securities Practice Group from January 1993 to February 2007
- Graduated Magna Cum Laude from Boston University School of Law and earned his undergraduate degree from the University of New Hampshire with a BA in Economics

Mr. Wei Shao

Independent Director Nominee

- Over 20 years of senior executive experiences across different industries with proven successes in strategies development, team building, coaching and people development
- Independent director of Goal Rise (China) Holdings Ltd., a public company listed on the Hong Kong Stock Exchange since March 2019
- Senior Advisor to Chairman of KPMG China from October 2016 to February 2019
- Managing Director of KMBG China from April 2013 to September 2016
- Senior Managing Director of Maersk GSC China
- BS in Chemical Engineering from Jiangnan University

Mr. Ligang Lu

Independent Director Nominee

- Auditor director and group supervisor of Shanshan Holdings Co. Ltd. since January 2011
- Audit manager and chief financial officer of Hebei Hualong Riqing Noodle Industry Group Co., Ltd. from January 2003 to January 2011
- Audit office director of Sinosteel Xingji Group from September 1990 to January 2003
- BS in Financial Auditing and Accounting from Hebei University of Economics and Business
- Certified Internal Auditor ("CIA") by International Registered Institute of Internal Auditors (USA)

Our Knowledge Sharing Ecosystem



师董会
Global Mentor Board
Mentorship System
Education
Investment
Membership System
Service System
Mutual Support
Transaction
Channel System
听禾传媒
师董咨询
Global Mentor Consulting
领听
LINGTING
Mentor
Courses
Mentor
Q&A
Webcast &
Activities
Mentors
Experts
Members
Online Services
Offline Services
Investment
Entrepreneur
Training
Intermediary
Services

师董会
Global Mentor Board

Our Services Offline

Member Services
Three tiers of membership services, Platinum, Diamond and Protégé for the right to participate in 7 activities including study tours and forums

Customized Enterprise Services

- **Enterprise Comprehensive Tailored Services**
  Conference and salon organization
  Booth exhibition services
  On-site mentor's guidance
  Other additional services
- **Sponsorship Advertising Services**
  Sponsorship advertising services for our enterprise clients at events we organize such as forums and study tours
- **Consulting Services**
  Corporate reorganization, product promotion and marketing, industry supply chain integration, corporate governance, financing and capital structuring for SME clients

Other Services
Study tours and forums provided to non-members


师董会走进网易·游学杭州站


赢在资本创新之路



SDH Mobile APP

师董会 Global Mentor Board

SDH APP



Users, Mentors & Experts

- Users increased from 800,000 in December 2017 to approximately 5.37M in September 2019; 505 Mentors, 776 Experts, and a team of 10 professional consultants as our knowledge sharing providers.
- Based on common interest to share and gain knowledge, our platform cultivates and maintains a long-term mutually beneficial relationship with everyone on our platform

Services offered via APP

- Questions and Answers ("Q&A") Sessions
- Streaming of audio and video courses and programs

The SDH APP was Launched in May 2016, and runs on both IOS and Android devices

- Users purchase points on our APP to pay for Q&A sessions and providers set their own fees for Q&A Sessions.
- Our Users have access to a large selection of free online content and a small number of online courses and programs require a one-time fee or APP points
- 7 computer software copyrights with the Copyright Protection Centre of China, in connection with the development of our APP


Trend of APP User Metrics
(In million)
0 0.5 1 1.5 2 2.5 3 3.5 4 4.5 5 5.5 6
06/30/17 0.19 0.12
09/30/17 0.63 0.32
12/31/17 0.8 0.16
03/31/18 1.27 0.47
06/30/18 1.52 0.25
09/30/18 2.18 0.65
12/31/18 3.24 1.06
03/31/19 3.76 0.52
06/30/19 5.04 1.28
09/30/19 5.37 0.33
Total Number of Users
Number of New Users Compared with the Previous Quarter

Our Online Services

师董会
Global Mentor Board

We provide our Users two main services on the APP: (1) Q&A Sessions and (2) Online Streaming of Courses and Programs.

- ## Q&A Sessions

Our Mentors and Experts, as providers, are available to answer questions and share valuable personalized guidance and advice in a wide range of fields, including business management, health care, beauty, financial services, education, etc.

Our APP completes a total of **8,711 Q&A sessions**, and **1,500 views** to shared Q&A sessions daily, as of October 21, 2019

- ## Online Streaming of Courses & Programs

2,045 audio and 4,715 video courses and programs available for streaming on our APP, as of October 2019

The majority of the courses and programs are business-oriented, which cover subjects such as entrepreneurship development, financial service, corporate governance, team management, marketing strategy, etc.

Each episode of Haiping's Meeting Room Online visits (as of September 30, 2019)
7-14 Million

Views of Online Courses (as of October 21, 2019)
- Large Micromarketing Trends 734K+
- The Metamorphosis of Growth 217K+
- Principal Hong's Investment Course 309K+
- Duplicable Leadership Ability 410K+
- Leadership and Training Systems 295K+

SDH APP Users as September 2019 **5M+**

Our Service Providers

师董会
Global Mentor Board



- *Our Mentors are prestigious leaders of their industries*
- *Our Experts are skilled and qualified in their specialized fields to provide advice and guidance to our Users*
- *Our team of consultants are professionals with industrial experiences of more than five years*
- Our providers (Mentors, Experts and consultants) are successful entrepreneurs, scientists, investors, and professionals with qualifications and achievements in major industries such as finance, energy, health care, technology, manufacturing and academia

Our Representative Mentors



Haiping Hu
Chairman,
Global Internet of People, Inc.
Former Vice Chairman, Shanshan Group



Zhengming Feng
MD of Softbank China Venture Capital



Yang Wang
Cybernaut Investment Group
Former Vice President of IBM Global, GM of IBM CDL



Ning Li
Vice Chairman Viva China Holdings
China's "Prince of Gymnastics"



Yanshi Jin
President of Beijing Xinxing Eaton Technology Service Co., Ltd.



Ning Tian
Founder, Chairman & CEO of PANSHI



Rongyong Yang
Vice Chairman of Shanghai Federation of Industry and Commerce

……

Competitive Strength

师董会
Global Mentor Board

Our founder and CEO, Mr. Haiping Hu, has extensive leadership experience and is a well-known entrepreneur in China

- "China's Top 10 Outstanding CEOs" and was on the cover of Wealth and Business Watch Magazine in 2016
- Led transformation of Shanshan Group from a traditional clothing manufacturer into an energy company ranked within the top 500 largest companies in China since 2002
- Host several learning programs for streaming on our APP



商业观察
BUSINESS OBSERVATION



Our service providers bring a wealth of knowledge readily accessible to our Users, Members and enterprise service clients

- Our knowledge sharing providers include approximately 500 Mentors, 770 Experts and 10 professional consultants, as of September 2019
- Our Mentors are experienced leaders of successful well-know companies as well as outstanding professionals in the specialized fields
- Our Experts are skilled and qualified in their specialized fields to provide advice and guidance to our Users

Our rich offering combining both online and offline services

- Our APP allows Users access to Mentors and Experts through dedicated Q&A Sessions online
- Members can also participate in many offline activities and events that afford them opportunities to connect, learn and share with Mentors, Experts, and other Members





Our platform builds long-term mutually beneficial relationships with our clients

- We are capable of cultivating and maintaining a long-term mutually beneficial relationship with participants on our platform
- We have also been successful in offering customized enterprise services to our existing Members and Users

Growth Strategy

师董会 Global Mentor Board

Our mission is to become a leading knowledge sharing and enterprise service platform in China

Service Providers Increase

- Add more qualified Mentors and Experts from more diversified backgrounds, such as beauty, health, fashion, and parenting
- Expand our reach to potential Clients interested in seeking information and advices in the fields that tend to attract larger numbers of targeted audiences

Improvement of Online Services

- Expand the catalogue of our video and audio courses and programs for streaming on our APP
- Develop new services on our APP, such as "Wisdom Shop" and "Live video Q&A", both are designed to assist Users gain knowledge through interactions with Mentors
- Continually improve the usability of our APP to offer better User experiences

Service Offerings Diversification

- Target regional government entities as our strategic partners in recruiting local enterprises to join our platform
- Plan to offer an one-year executive training program, jointly developed by us and the Berkeley University of California

Brand Building

- Build our brand through large-scale offline activities where we regularly invite celebrities, well-known entrepreneurs and business leaders, who tend to attract media attention that bring us more exposure to the general public
- Build and strengthen our brand by providing excellent customer services

Industry Overview

师董会 Global Mentor Board

Market Size of Enterprise Service by Revenue in China (2014-2023E)


Billion RMB
CAGR | 2014-2018 | 2019E-2023E
Market Size | 8.8% | 9.4%
450
300
150
0
141.3
156.4
173.1
188.9
198.3
211.6
222.3
247.3
272.9
303.5
2014
2015
2016
2017
2018
2019E
2020E
2021E
2022E
2023E

Source: Frost & Sullivan Report

- Enterprise service refers to consulting and training services provided to clients with the aim of helping clients develop business strategies and solutions
- From 2014 to 2018, revenue of enterprise service market in the PRC experienced a steady growth from approximately US$20.5 billion in 2014 to approximately US$28.7 billion in 2018, representing a Compound Annual Growth Rate ("CAGR") of approximately 8.8%
- Revenue of enterprise service market participants is projected to rise at a CAGR of approximately 9.4%, attaining approximately US$44.0 billion by the end of 2023 supported by the further integration with knowledge sharing market and rapid development of knowledge sharing platform

Trading Volume of Knowledge Sharing Market in China (2014-2023E)


Billion RMB
CAGR | 2014-2018 | 2019E-2023E
Trading Volume | 122.2% | 56.1%
2,400
1,600
800
0
9.6
20.0
61.0
138.2
235.3
355.1
556.1
852.2
1,359.1
2,107.5
2014
2015
2016
2017
2018
2019E
2020E
2021E
2022E
2023E

Source: State Information Center, Frost & Sullivan Report
Note: Trading volume of knowledge sharing market includes revenue of knowledge sharing platforms, income of content creators, and other monetization income that is generated through knowledge sharing

- Total trading value of knowledge sharing market in the PRC grew dramatically from approximately US$1.4 billion in 2014 to approximately US$34.1 billion in 2018, representing a CAGR of approximately 122.2% during the period
- Knowledge sharing market in the PRC is expected to record approximately US$305.4 billion by the end of 2023, with a CAGR of approximately 56.1% from 2019, supported by growth of disposable income and decentralization of content production
- The increasing demands for high-quality knowledge products, services and rising education levels of consumers are market drivers

Investment Highlights

师董会
Global Mentor Board

Growing Market Demand

Increasing demand for information and knowledge, driven by generally favorable macroeconomic environment, ever-changing technology innovation and business opportunities

Proven Operating Ecosystems

Offering enterprise services and knowledge sharing services with a sophisticated operating system combined with online APP and offline activities, 505 Mentors, 776 Experts and 1,352 Members, with approximately 5.37 million Users as of September 2019

Strong Financials and Growth Potentials

Strong balance sheet with $13.3 million in cash and cash equivalents (as of 6/30/19); revenues increased by 491% to $13.5 million and net income was $7.5 million in FY18 vs. net loss of $0.7 million in FY17; net margin of 55% in FY18, the number of Users increased from 800K in December 2017 to 5.37 million in September 2019

CEO is a Well-Known Chinese Entrepreneur

Our founder and CEO, Mr. Haiping Hu, has extensive leadership experience and is a well-known entrepreneur in China, He was voted as "China's Top Ten Outstanding CEOs" by CHINA CEO FORUM in 2010.

Strong Mutually Beneficial Relationship With the Service Providers and the Clients

We cultivate and maintain a long-term mutually beneficial relationship with Users, Members, Mentors and Experts on our platform; total revenue of $4.6 million from enterprise services in 1H19 and 0.54 million new Users joined us by referral of existing Members and Users for the six months ended June 30, 2019

Roadmap for Future Expansions

We plan to continuously develop new online and offline services to attract and bring value to our service providers, Users, Members, and shareholders.

Key Operating Metrics



Revenue from Offline and Online Services
(US$ thousands)
16000
14000
12000
10000
8000
6000
4000
2000
0
FY17
FY18
1H18
1H19
1,099
488
265
290
6
139
5,281
4,733
2,520
793
204
8
3,298
2,278
0
5
47
164
1,129
2,091
2,002
513
12
52
Member Services
Enterprise Tailored Services
Enterprise Sponsorship Advertising Services
Enterprise Consulting Services
Online Services
Other Services

* FY ends December 31

Financial Highlights

师董会 Global Mentor Board

Revenue (US$ Thousands) and Operating Margin (%)



16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
-
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
-20.0%
-40.0%
-60.0%
2,287
13,539
5,792
5,799
-36.2%
64.3%
61.0%
42.1%
FY17
FY18
1H18
1H19

* FY ends December 31

$13.5 Million

FY18 Revenue

- Revenue increased by 491% YoY to US$13.5 million in FY18; Revenue from 1H19 increased by 0.12% YoY to $5.8 million
- Operating margin was 64.3% and 42.1% in FY18 and 1H19, respectively;
- EPS was $0.27 and $0.08 in FY18 and 1H19, respectively.

EPS



USD
(0.02)
0.27
0.11
0.08
FY17
FY18
1H18
1H19

$0.27 FY18 EPS

Proposed Offering Terms

师董会 Global Mentor Board

Issuer	Global Internet of People, Inc.
Securities	Ordinary Shares
Proposed Nasdaq Ticker	SDH
Pre-Offering Shares Outstanding	28,000,000
Proposed Shares Offered	5,000,000 ※
Post-Offering Shares Outstanding	33,000,000 ※
Proposed Offering Price Per Share	$4.00
Proposed Offering Size	$20,000,000 ※
Estimated Use of Proceeds	1. Content providing (both in-house and third-party providers) 30% 2. Software and hardware upgrading 20% 3. Marketing, brand building, and sales 20% 4. Personal training and recruitment 5% 5. Acquisition of knowledge sharing providers and consulting companies 25%
Underwriter	ViewTrade Securities, Inc

※ Assumes no exercise of the underwriters' over-allotment option to purchase up to 750,000 additional ordinary shares.

Thank You

Company:
Haiping Hu, CEO
Global Internet of People, Inc.
IR@sdh365.com
+86 10 82967728

Underwriter:
ViewTrade Securities, Inc.
IB@viewtrade.com
+1 561-620-0306

SDH APP

WeChat Official Account